Registration No. 333-210561

As filed with the Securities and Exchange Commission on March 13, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COSCIENS Biopharma Inc.

(f/k/a Aeterna Zentaris Inc.)

(Exact name of registrant as specified in its charter)

Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Borden Ladner Gervais, LLP

22 Adelaide St. West, Suite 3409

Bay Adelaide Centre, East Tower

Toronto ON M5H YE3, Canada

(Address of Principal Executive Offices)

Second Amended and Restated Stock Option Plan

(Full Title of the Plan)

Giuliano La Fratta

Chief Financial Officer

COSCIENS Biopharma Inc.

c/o Borden Ladner Gervais, LLP

22 Adelaide St. West, Suite 3409

Bay Adelaide Centre, East Tower

Toronto ON M5H YE3, Canada

Telephone: (843) 900-3223

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Scott R. Saks, Esq.

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, New York 10019-6022

Telephone: (212) 318-3151

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

On April 1, 2016, COSCIENS Biopharma Inc. (f/k/a Aeterna Zentaris Inc.) (the “Company”) filed a Registration Statement on Form S-8 (File No. 333-210561) (the “Registration Statement”), registering 1,057,191 common shares, no par value per share, of the Company (“Shares”), for issuance under the Second Amended and Restated Stock Option Plan of the Company (the “Plan”). All Shares of the Company carry rights to purchase additional Shares pursuant to a Shareholder Rights Plan Agreement between the Company and Computershare Trust Company of Canada. Such purchase rights are attached to and trade with the Shares. The Registration Statement also registered the purchase rights attached to the Shares registered under the Registration Statement.

This Post-Effective Amendment No. 1 to Form S-8 relates to the Registration Statement. The Company has terminated the offering of the securities pursuant to the Registration Statement in the United States. In accordance with undertakings contained in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 hereby terminates the effectiveness of the Registration Statement and removes from registration any and all of such securities registered and remaining unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, on this 13th day of March, 2026.

COSCIENS BIOPHARMA INC.

By:	/s/ Giuliano La Fratta
Name:	Giuliano La Fratta
Title:	Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 promulgated under the Securities Act of 1933, as amended.